Chico's FAS, Inc.	CHS	Q3 2019 Earnings Call	Nov. 26, 2019
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Exhibit 99.1
PARTICIPANTS

Corporate Participants

Jennifer L. Ellis – Senior Vice President, Finance, Chico’s FAS, Inc.
Bonnie R. Brooks – President, Chief Executive Officer & Director, Chico’s FAS, Inc.
Mary van Praag – President-Intimates Group, Chico’s FAS, Inc.
Todd E. Vogensen – Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.
Other Participants

Susan Anderson – Analyst, B. Riley FBR, Inc.
Janet J. Kloppenburg – Analyst, JJK Research
Cynthia M. Campo – Analyst, Morgan Stanley & Co. LLC
Gabriella Carbone – Analyst, Deutsche Bank Securities, Inc.
Marni Shapiro – Analyst, The Retail Tracker
Dana Lauren Telsey – Analyst, Telsey Advisory Group LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day, and welcome to Chico’s FAS Third Quarter 2019 Earnings Conference Call. All participants will be in a listen-only mode. [Operator Instructions] I would now like to turn the conference over to Jennifer Ellis, Senior Vice President-Finance. Please go ahead.

Jennifer L. Ellis, Senior Vice President, Finance, Chico’s FAS, Inc.

Thanks, Elisa, and good morning, everyone. Welcome to the Chico’s FAS third quarter 2019 earnings conference call and webcast. Joining me today are Bonnie Brooks, our CEO and President; Mary van Praag, President-Intimates Group; and Todd Vogensen, CFO. Our earnings release issued today can be found on our website at www.chicosfas.com under Investor Relations, Press Releases.

Let me caution you that today’s comments will include forward-looking statements about our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, which speak only as of today’s date. You should not unduly rely on forward-looking statements. Important factors that could cause actual results or events to differ materially from those projected or implied by our forward-looking statements are included in our earnings release issued this morning, in our SEC filings and in the comments that are made on this call. We disclaim any obligation to update or revise any information discussed in this call, except as may be otherwise required by law.

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In addition, our comments and discussion of third quarter financial results will be on an adjusted or non-GAAP basis. You will find the GAAP and non-GAAP reconciliation schedule included with our press release issued this morning, which is available on our website.

And with that, I’ll turn the call over to Bonnie.

Bonnie R. Brooks, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thank you, Jennifer, and good morning, everyone. As you saw, we delivered strong results for the third quarter. Comparable sales improved sequentially almost 400 basis points in Q3 over Q2, with both Chico’s and White House Black Market driving significant improvements. Soma’s growth continued delivering another quarter of double-digit increases. This is Soma’s fifth consecutive quarter of positive comp growth.

While work remains, these strong results demonstrate that we are executing on our three strategic priorities. First, across the organization, our teams are beginning to understand and align on the importance of being product and customer obsessed. We have a firm focus on driving stronger sales through improved product, stronger marketing and customer engagement. Action and progress in all these areas contributed to this quarter’s performance.

In September, Chico’s FAS had its first positive comp sales month in 42 months. At Chico’s, the sequential improvement reflects the focus on key items and a more balanced inventory position between basics and fashion product. In September, the biggest month of the quarter of Chico’s, they delivered an increase in lost customer reactivation and had a positive comp sales month. We reassorted our fashion product and reworked marketing plans to deliver the aesthetic and value our customers love and expect. Additionally, we revisited our customer feedback and research around fit and quality and began making adjustments.

As you know, we have an incredibly loyal customer base and they respond enthusiastically when we pivot into what they want. As you may recall, White House Black Market had a soft second quarter. Changes made in talent, merchandising and product design enabled a meaningful course correction. We were able to quickly edit the assortment, add in new product, and effect cancellations for the third quarter, driving a 10-point swing improvement in comp sales from Q2 to Q3. A large part of the improvement at White House Black Market came from traffic and average unit retail in stores. These results indicate that the significant changes we made in product and also in visual presentation are resonating with customers.

At Soma, the momentum is unwavering. Soma’s growth continues to be driven by product innovation and investments in inventory and marketing. In addition, customer acquisition in the quarter was fueled by their 15th Anniversary Event offered in stores and online. Mary van Praag will be joining us on today’s call and speaking in more detail on how she is driving their results, which we believe are one of the best, if not the best, in the industry.

Our second strategic priority is optimizing the customer journey by simplifying, digitizing and extending our unique and personalized service. The digital channel is continuing its growth and momentum. This growth is driven by improvements in product and marketing as well as advancements in our omni-channel capabilities. More growth opportunities are on the horizon as we plan to launch our new digital platform across 2020, which will offer our customers a more intuitive and user-friendly navigation and enable a personalized online experience equivalent to the best-in-class online sites.

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As discussed previously, establishing a Buy Online Pick-up In Store capability has been an important initiative in helping us to better serve our customer with more options and in a way that is more convenient for her. In October, we completed the implementation of BOPIS across all banners and stores. Early results indicate a strong sales attachment rate on pickups.

Our proprietary clienteling tool called Style Connect is having a phenomenal impact in stores as we deepen our personal connection with our customer. In Q4, we are launching a major new function to the tool, which we will discuss more on the next call. We continue to explore ways to create meaningful selling tools and service innovation. We are pleased that both Chico’s and Soma were recognized in October by Newsweek for America’s Best Customer Service in the brick-and-mortar retailers category.

Our third strategic priority is transforming our sourcing and supply chain operation. Our sourcing group is actively diversifying our country of origin mix and reducing our manufacturing penetration in China. By the end of 2020, we believe we will be in the low 30% range as we shift our sourcing to Vietnam, Indonesia and India. We continue to place emphasis on optimizing our vendor base as we seek more strategic vendor relationships that provide long-term economies of scale and elevated product quality. We will see an even greater impact on product quality and cost efficiency as we move into 2020.

On a final note, as we take important steps to improve our business, we are also taking important steps to ensure the right resources and people are in place to support our strategic goals and future success. When I joined the company in Q2, we committed to making the company both product and customer obsessed, and bringing in people with proven track record in apparel merchandising. At the beginning of Q3, Molly Langenstein joined the team in a newly creative role of President of the Apparel Group. With over 30 years at Macy’s where her positive track record, included leading all women’s wear and also leading their most successful private label brand, Molly has brought tremendous value to many different aspects of the organization and is already having a positive impact on our results in both Chico’s and White House Black Market.

After careful analysis of our brand’s product team, it became apparent that our structure could be improved to reduce the risk and volatility of the product as well as achieve our goal to drive the elevation, styling and quality. We decided to change the structure and now all three brands have a new senior VP role to oversee the design and merchandising functions, which formerly reported to the brand presidents. And we are very excited to announce that we have already hired three new team members into these key roles during Q3, each with proven track record in driving success through product.

These senior leaders, Kirsten Bowen, Vanessa Dusold and Kelly Cooper have a combined wealth of relevant experience from the Gap, Athleta, G.I. Joe’s, Anthropologie, HSN, and high-end designer buying expertise, previously unprecedented at Chico’s FAS. And they provide a new layer of top management not only driving the elevation of products, but also accelerating improvement in speed to market, cost efficiencies, and in creating compelling competitive advantages in our assortments.

Aligned to the structure and strengthening of our product teams, we have consolidated some departments, repositioned others, and believe we can operate more efficiently with fewer resources. Todd will speak to the recent expense reductions in his comments.

In summary, we are making significant progress on our identified strategic priorities. I am pleased with our progress this quarter as evidenced by our results. I firmly believe the company is on the right course and the changes we are making to the business overall will reposition Chico’s FAS for sustainable, profitable, financial performance not just for the short term, but the longer term future and deliver enhanced shareholder value.

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I’d like to now turn this morning’s call over to Mary van Praag, President of the Intimates Group for a few remarks on how she is driving the terrific performance at Soma. And on our next call, we plan to have Molly speak to the Apparel brand’s results and additional significant role. Mary, over to you.

Mary van Praag, President-Intimates Group, Chico’s FAS, Inc.

Thanks, Bonnie. I’m delighted to be speaking with all of you about the great things happening at Soma. As Bonnie mentioned, the third quarter marked five straight quarters of positive comp growth and record Q3 sales. Positive comp growth coming in all channels and particularly strong in our DCOM business. Highlights for this quarter included a very successful 15th Anniversary Bra Event which attracted a record of 60,000 new customers to the brand in just 2 days.

Also, during the quarter, we launched the first style of our innovative new Vanishing 360 collection, building on our largest and most successful franchise. More styles and extended sizing are coming in the spring. Our pajama business driver Soma Cool Nights is growing beyond our expectations. Our elevated prints, details, and mix and match are just what she desires. We recently initiated a study on sleep habits that details the benefit of a cooler night sleep. We’ll continue to leverage insights like these to grow this business on a foundation of both innovation and differentiation.

We also continue to drive growth through our focus on solution-based products that we believe are the most comfortable and innovative in the industry. During the year, we launched several new innovative products including the already mentioned Vanishing 360, Lightest Lift, the Cooling Bra, and extensions to our highly successful Enbliss franchise, just to name a few. These have resulted in improved engagement from our existing customers and given prospective new customers compelling reasons to enter the brand. We also have delivered improvements to our customer experience. We have invested in our Bra Fit expertise training, enhanced our satisfaction guarantee, and developed a first of its kind fit tool Soma INNOFIT.

And finally, we have strategically invested in marketing at Soma, which has helped generate growth in both new and existing customers. In particular, we’ve been very successful with our digital, paid social, and public relations effort to build the awareness of the brand in the minds of consumers. We have a lot to celebrate at Soma and we’re equally excited about our future.

I’ll now pass it to Todd to discuss the financials.

Todd E. Vogensen, Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.

Thanks, Mary, and good morning, everyone. Before we begin, our comments and discussion of the third quarter financial results will be on an adjusted or non-GAAP basis. This excludes the impact of accelerated depreciation charges related to our retail fleet optimization plan and the impact of severance and other related net charges from the optimization of our organization structure. You’ll find the GAAP to non-GAAP reconciliation schedule included with our press release issued this morning.

With that, we reported consolidated comparable sales for the third quarter that were above our outlook at down 2.2%, reflecting a better trend compared to the second quarter across all of our brands. We continue to drive growth in digital commerce and believe our ongoing investment in digital capabilities and customer journey will continue to fuel healthy growth in this channel.

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Moving to the bottom line, we reported third quarter adjusted earnings of a $0.04 loss per diluted share. Merchandise margin was down 110 basis points, which includes a partial quarter of tariff impact of approximately $2 million, or 40 basis points, and also includes the clearance of seasonal merchandise. We exited the quarter with total inventory up 4.3% compared to last year, primarily due to investments in Soma to support momentum in the business and fuel continued growth.

Overall, gross margin was only down 30 basis points and better than the outlook that we provided on our second quarter call. The better-than-expected performance was primarily due to meaningful leverage in store occupancy costs, largely offsetting the lower merchandise margin.

Moving to SG&A expenses, third quarter SG&A dollars were approximately flat compared to last year in line with expectations, as we continued to closely manage our overall cost structure. As Bonnie mentioned, we took action in the third quarter to realign our organization structure to operate more efficiently and to allocate resources where we need them most. This reduces our ongoing cost and we expect to generate meaningful SG&A savings.

Our balance sheet remains strong, and we ended the quarter with $127 million in cash and short-term investments, and $46 million in debt. We continue to focus on capital expenditures on investments in technology and existing store remodels and refreshes. For 2019, our outlook for capital expenditures is in the range of $40 million to $45 million. Year-to-date through the third quarter, we have invested $22 million in our business. We closed 18 stores in the third quarter and 49 year-to-date and we opened 4 new stores during the quarter. We are on track to deliver net closures of approximately 75 stores in fiscal 2019. In the third quarter, we returned $10 million to shareholders in the form of dividends. On a trailing four quarter basis, we have returned approximately $92 million to shareholders in the form of dividends and share repurchases and we currently have approximately $55 million outstanding under our existing share repurchase authorization.

Turning now to our financial outlook for the fourth quarter and full year of 2019. We’ve updated our outlook to include incremental cost of tariffs. And consistent with the rest of our script, the outlook excludes net charges related to the retail fleet optimization plan as well as severance and other related costs. So, for the fourth quarter of fiscal 2019, compared to last year’s fourth quarter, we expect continued improvement in the company’s sales trends relative to the first half resulting in a low-single digit decline in total net sales and consolidated comparable sales. Gross margin as a percent of net sales is expected to be down 100 basis points to 150 basis points, which now includes a tariff impact of approximately $5 million, or 100 basis points.

Our SG&A expenses are expected to be down in the range of $5 million to $7 million, reflecting cost reduction actions that I mentioned earlier in addition to ongoing cost management. For the full fiscal year of 2019 compared to last year, we expect a mid-single digit decline in total net sales and consolidated comparable sales, which is in line with our previous guidance. This outlook takes into consideration our first half performance, and it also reflects improved sales trends across all brands in the second half as our initiatives gain traction.

Non-GAAP gross margins as a percent of net sales is expected to be down 150 basis points to 200 basis points. This is in line with our previous guidance and takes into account the improved results from Q3 offset by the incremental cost of tariffs in the fourth quarter. SG&A is expected to be down approximately $10 million, reflecting the savings actions that we discussed earlier. And lastly, we expect fiscal 2019 tax expense in the range of $2 million to $3 million on a non-GAAP basis.

Now, I’ll turn the call back over to Jennifer for Q&A.

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Jennifer L. Ellis, Senior Vice President, Finance, Chico’s FAS, Inc.

Thank you, Todd. At this time, we would be happy to tale your questions. In the interest of time and consideration to others, please limit yourself to one question. I’ll turn the call back over to Elisa.

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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] The first question today comes from Susan Anderson of B. Riley FBR. Please go ahead.

<Q – Sue Anderson – B. Riley FBR, Inc.>: Hi. Good morning. Nice job on the improvement in the quarter. Bonnie, I think maybe if you could talk a little bit about improvement in comps you’re seeing at White House and Chico’s. Maybe if you could give some more color on what you’re doing at each brand, what products are working and are resonating with customers, and then also maybe the areas that you feel still need to be touched and the improvement we could see going forward. Thanks.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Thanks, Susan, and thanks for your comments. Product is definitely becoming better with each quarter. I would say it’s not 100% yet, so it’s not ideal, but moving in the right direction. And some of our businesses are performing better than others, but I firmly believe that we have our hands around all the reasons why certain businesses are not performing and that we have course correction in place for all of our businesses.

There was a major editing process that took place in Q2 for Q3. And then with Molly arriving at the beginning of Q3, we were able to make some significant changes in Q3 for Q4. And so, it continues. And now that we have the three new Senior Vice Presidents of Product and Design in place, we’ll continue to see significant changes. So, we’re pretty excited about where we’re headed. I would say one thing we did in Q3 that we haven’t really talked about is we cleared out a lot of old goods. In both Chico’s and White House, we had goods that weren’t selling obviously from Q1 to Q2. And in Chico’s, we had some I would say old stock. And those were – those units were really crowding the racks, crowding the stores and we felt that it was imperative to move those units out, and take them right out of stock. So, those have been written off. And they’re moved out of the company entirely and that freed up a lot of space in the stores to be able to present the new goods in a much better way. And clearly that has also helped, and that’s included in our financials this quarter.

<Q – Sue Anderson – B. Riley FBR, Inc.>: Great. That’s very helpful. And then, Todd, maybe if I can ask one more, if you can talk about the drivers for gross margin in fourth quarter and the puts and takes here in terms of merch margin and occupancy, are you still expecting the clear – are there still goods I guess that you need to clear in the fourth quarter similar to what you had in third quarter? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: We entered the quarter really clean on inventories, so we’re feeling very good about how we’re positioned going into the fourth quarter from an inventory perspective, from a presentation perspective, and just generally how we’ve set up the quarter to be even more relevant in the holiday season.

From a gross margin perspective, it’s actually kind of a fairly simple formula for us in Q4, in that we have about 100 basis points headwind from tariffs, that’s new into the guidance this quarter. And our overall outlook for the quarter is to be down 100 basis points to 150 basis points. So, the tariff is what really drives the headwinds for gross margin in the fourth quarter. It’s not particularly merchandise margin or any movements in other costs.

<Q – Sue Anderson – B. Riley FBR, Inc.>: Great. That’s helpful. Thanks so much. Good luck this holiday.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you.

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Operator: The next question today comes from Janet Kloppenburg of JJK Research. Please go ahead.

<Q – Janet Kloppenburg – JJK Research>: Good morning, everyone. I was just wondering if you could talk about the positioning of both Chico’s and White House for the holiday season, maybe where you think merchandising execution has sharpened year-over-year. I think you had talked about gifting options. And, Todd, you had said that the inventory was clean, so does that mean that the aging is lower year-over-year and that you have more fresh content to help comps improve further as we go through the season? It seems like your guidance might imply that you don’t look for that much improvement in comps in the fourth quarter versus the third quarter. Thanks so much.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Sure, I’ll start that one. Thank you. In terms of holiday product, there is a little longer lead time on some of the holiday products. And I will say that the prior team had done a fantastic job of building some additional items that we haven’t had in the past, particularly in Chico’s, so you’re going to see some depth of inventory around key items that are all really holiday focused, easy, one for me, one for you kind of concept, the easy pickup items.

And we have quantified those pretty intensely, so we do believe that although history would say that Q4 is not a big season, holiday is not a big season for particularly for Chico’s and White House, certainly not the same degree it is for Soma. The new merchants and I believe strongly that that can change in the years to come, and so we will be building far more holiday assortments into our plans in 2020. But there will be a significant improvement in the holiday goods themselves for Chico’s this year, and as well as White House, the holiday dressing is significantly stronger this year than it was last year, and we have moved some of our dollars – we did that in Q2, moved some of the dollars from what we would call polished career into special occasions and social for White House Black Market, and of course, at Soma. Holiday is a major piece of the business, but again, we are excited about the opportunity going forward for holiday.

And Todd, do you want to pick up on the question about the comp...

<A – Todd Vogensen – Chico’s FAS, Inc.>: Inventory, yeah.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: ...and the inventory? Yeah.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So, Janet, on inventory, you’re right, we’re clean heading into the quarter, and I think we paid a lot of attention to making sure that we had even more full-priced goods, more current goods as we went into the quarter than we had in the past. So, I think that sets us up well for the quarter.

In terms of comps, I think we’re well aware that fourth quarter is just a volatile quarter, and the impacts that we’re having are growing over time, so we also don’t want to get too far ahead of ourselves in a quarter that just is inherently not what traditionally has been the biggest quarter for Chico’s and White House. The interesting thing for us, while Q4 isn’t necessarily the biggest quarter of the year for Chico’s and White House, it certainly is for Soma. And I know Mary has been doing a lot on Soma that has a meaningful impact on the business in Q4.

<A – Mary van Praag – Chico’s FAS, Inc.>: Q4 is our number one quarter and we like to think of ourselves as Christmas or holiday gifting destination. And we just did our first ever Family PJ Day. And we’ve really seen that from PJ sets, coordinated robes, slippers, coordinated all of our bras back to our various sleeper patterns, so that there is a strong attachment rate. And we’ve added a Dressy Sleepwear and have a predominant red story going on. So, we feel like we’re primed and ready to go to capture all of that additional traffic.

<Q – Janet Kloppenburg – JJK Research>: Great. And just one more for Todd...

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<A – Bonnie Brooks – Chico’s FAS, Inc.>: You’ll see it in the next few days.

<Q – Janet Kloppenburg – JJK Research>: Thank you. And for, Todd, should we be incorporating tariff impact into our first and second quarter estimates for fiscal 2020 as well?

<A – Todd Vogensen – Chico’s FAS, Inc.>: We really should. So, we are able to offset a lot of that tariff cost through the things we talked about on sourcing. So, we are looking more at those strategic partners and sourcing, which are enabling us to diversify our country of origin, to make sure that we’re partnering around how we can offset some of the tariff headwinds as well, just generally making sure that we are getting the right quality into the product that we need with all those parameters.

And then, on the flip side, there is always things that we’re looking at from a pricing perspective, particularly in areas that are, let’s call it, less elastic. And so, we’re also looking at those. Certainly, we’ll not offset all of the tariffs headwinds, but we are looking to try to mitigate as much as we can and, yes, having an impact as we go into next year. We haven’t given the guidance on that yet, but there will be an impact as we go through each quarter.

<Q – Janet Kloppenburg – JJK Research>: Thank you, Todd.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: The next question today comes from Kimberly Greenberger of Morgan Stanley. Please go ahead.

<Q – Cynthia Campo – Morgan Stanley & Co. LLC>: Hey. This is Cynthia on for Kimberly. We’re wondering if you could talk a little bit about your free cash flow year-to-date and what do you expect to end the year with and how do you see free cash flow playing out the next couple of years?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So, free cash flow is one of the things that’s historically been a big strength to the company. We’ve had significant free cash flow for many, many years. This year, obviously, with where we’ve trended and particularly with some of the investments we’ve made in inventory is lower than it has been in the past that was somewhat expected. But as we go into next year and the years in the future, we get back to more normalized level and timing in our inventory investment. We’re able to control that accounts payable leverage and make sure we continue to manage capital through the year. We feel good that we’re going to be headed back in the direction of where we’ve been historically.

<Q – Cynthia Campo – Morgan Stanley & Co. LLC>: Thank you so much. And then if I could just follow up with one more question, it seems that your inventory per store is up a little bit coming out of the quarter, could you talk a little bit more on that please?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. So, one area that we’ve made a fair amount of inventory investment in is Soma. So, Soma is showing fantastic growth. They have a great pipeline of new products that are coming out. And the type of inventory that Soma has in their intimates just tends to be slower turn, but profitable inventory and basics have long lives. So, we’re able to make that investment in relatively low risk way. It does show an increase probably on your inventory per store. Part of that is we are funding more inventory online, which you may not get the breakup on, and then the other part is that those Soma stores, just because of the highly intensive SKU nature of those stores, do tend to carry more relative to Chico’s and White House. So, all of that coming together to be what you see at the top level.

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<Q – Cynthia Campo – Morgan Stanley & Co. LLC>: Great. That’s very helpful. Thank you so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: The next question today comes from Jennifer Trussell of Deutsche Bank. Please go ahead.

<Q – Gabby Carbone – Deutsche Bank Securities, Inc.>: Hi. This is Gabby Carbone on for Paul Trussell. So, nice job on the comp improvement. Our question is kind of bigger picture. What are your overall thoughts on the promotional environment, and what you are seeing in the mall and your position into holiday? And then just on gross margins, is there any impact now, now that your BOPIS has rolled out, to the margin line there moving ahead? Thanks so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. So, I can talk gross margin, and maybe Bonnie can cover promotional environment. In terms of gross margin, we don’t expect a meaningful impact from the gross margin rate on BOPIS with a possible exception that we are able to utilize our inventory more effectively, right? We’re exposing more inventory to customers online which should help overall the sell-through on the full priced goods. So, from a modeling perspective, I wouldn’t necessarily build in a lot of extra cost for the gross margin on BOPIS. On our ship-from-store initiative, we’ve been talking through the years that the shipping is or has driven a fair amount of cost in our gross margin just because we are taking that inventory in-source and shipping it to customers. We have wrapped around on that initiative really. As we go into Q4, completely we’ve wrapped around on it, so from a rate leverage year-over-year, that should put us back on more of a level playing field.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Okay. In terms of promotional levels, you are asking how we look at that and what we are thinking about the market in general. Yes, it is a heavy promotional time, there is no question that Q4 is exceptionally promotional in our world. I will say though that we are being a lot more strategic with these – our promotional dollars, and our number of promotional days, and the way in which we are driving promotions in terms of total assortment versus specific assortments. And all the testing that we’re doing in those areas is proving very successful. So, we are encouraged about being able to change our overall promotional activity going into 2020 and beyond, and that’s one of our goals as well is to balance out the number of days on promotion and not on promotion.

The other thing that we have done is that, throughout this year, we have really distorted the marketing to digital. And our customers, even the Chico’s customers that some may feel would not be as digital, certainly are very digital savvy. So, we are actually selling our customers a more cohesive story about what we stand for and what she can expect from us. So, our holiday marketing is really significantly different than last year, not only in terms of the message but the aesthetic look of the marketing, I would say, right across all brands.

And we’re really delivering a more clean and compelling presentation in the stores and online. So we were able to buy more deeply into key items for this season and have those also being driven online and supported in store strongly with marketing. So, we feel our marketing approach is much stronger and moving in the direction that we want. Also, I would say that our Chico’s e-mails this holiday season are best in class, and I urge you to take a look at them, if you haven’t, and you will see the direction that we’re headed. So, we’re pretty excited and pumped about all of our marketing for Q4.

<Q – Gabby Carbone – Deutsche Bank Securities, Inc.>: All right. Thank you so much for all the color.

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<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: The next question today comes from Marni Shapiro of Retail Tracker. Please go ahead.

<Q – Marni Shapiro – The Retail Tracker>: Hey, guys. Congrats on all the improvements.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Thank you.

<Q – Marni Shapiro – The Retail Tracker>: Could you talk a little bit about – you mentioned that the traffic was up at the White House stores, I’m curious if you can give us any insights about the traffic at Chico’s. The assortment did look much better as the quarter progressed. And any insights just to what’s happening at the outlets, what’s the business there, did you see the same types of improvements there?

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Thank you, Marni. We know you’re in our stores a lot, we appreciate that. And thanks for your comment about noticing the improvement. I will say that in Q3, we changed the window presentation significantly at White House, and worked on also changing the interiors. And that team really made the stores come to life in a new way. We are very excited about the results of that, because we were able to actually change our own traffic pattern.

And at Chico’s, we are doing the same exercise in terms of trying different things in the windows and in the interiors and making stronger statements. The benefits there are not yet as significant as they have been at White House, but the mood and the customers’ reactions to the way we are setting up the stores is definitely more positive.

In terms of outlets, the business at outlets has not been as strong. However, the outlet business online is growing. So, we have a little work to do at outlets, but outlets has traditionally been a very strong part of our – I would say strong part of our business but also very consistent performer in the business. So, we’re very confident that outlets will continue to perform for us going forward.

<Q – Marni Shapiro – The Retail Tracker>: Fantastic. Best of luck for the holiday season.

<Q – Marni Shapiro – The Retail Tracker>: Thank you very much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: [Operator Instructions] The next question today comes from Dana Telsey of Telsey Advisory Group. Please go ahead.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Hi. Good morning, everyone. As you think about this third quarter, how did the cadence of the quarter go for each of the brands, was September or October different than what you saw in August? And then, Todd, any update on the real estate rationalization plans as we head into 2020? Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So, first in terms of cadence, I think two things. One, in August, that was pretty quick after we had had a lot of changes. You probably did not see as much of the change in presentation and product as you would have later in the quarter, so August was a little bit tougher of a month. As we went through the quarter, we did see a stronger and stronger product in October. We were even able to pull back a little bit on promotions, which was a good thing to see. So, really as we went through the quarter we were pleased with how everything moved along. And I’m sorry, your other question was on?

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<Q – Dana Telsey – Telsey Advisory Group LLC>: Real estate rationalization.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Real estate, yes. So, real estate we clearly have optimized through a number of stores over the course of this year, which tended to be the stores that were our toughest performers. And so, we have taken that first half, we’re going to look for about 75 net closures this year. But I’d tell you as we get further into it and as we see performance better in some of our stores, we are continuing to look at it. If we have the opportunity to improve our performance in the store or to work with the landlord to mitigate the rent risk, we are continuing to look at what the right answer is for those stores. We don’t want to be stuck to a number that we feel like we have to hit. We’re trying to make the right decisions.

And, so it will be one of those things we continue to update as we go along. And if we get to product front, if we get the progress we’re looking for, sales will look great in stores and then that will give us more opportunity.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: Thank you. This concludes our question-and-answer session. I would like to turn it back over to Bonnie for closing comments.

Bonnie R. Brooks, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thank you very much. In conclusion, we believe we have the right people and plans in place to drive a strong fourth quarter performance and long-term value creation for our shareholders. The board and I remain confident in our path forward and look forward to offering our customer the elevated, relevant and better quality product she expects, and an exciting, seamless experience across all of our channels in every transaction, at every step of her journey in each of our brands.

Thank you for joining us today for this Q3 earnings call. On behalf of all of us at Chico’s FAS, we wish you a happy Thanksgiving.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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